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Exhibit 99.2


                                 NEWS RELEASE


      FOR IMMEDIATE RELEASE:  FRIDAY MARCH 15, 2002

      Contact:    Scott Adams
                  Lancer Corporation
                  6655 Lancer Blvd.
                  San Antonio, Texas 78219
                  (210) 310-7065


             LANCER MAKES ANNOUNCEMENT CONCERNING VRTX TECHNOLOGY

SAN ANTONIO, TEXAS, March 15, 2002 - Lancer Corporation (ASE: LAN) announced a development involving its VRTX technology.

Lancer has formed a new company, VRTX Technology Corporation (the "Company") that has entered into a definitive agreement to acquire the marketing rights to the VRTX technology from A.W. Chesterton Company. Terms of the transaction were not disclosed. Closing of the transaction is subject to VRTX Technology Corporation obtaining satisfactory debt and/or equity financing to complete the purchase of the marketing rights, and to fund future growth of the Company.

Lancer had previously licensed Chesterton to market certain products based on the technology. Lancer will continue to manufacture VRTX units, and will sell them to the Company. The Company expects to operate and finance itself independently from Lancer.

VRTX is a non-chemical water treatment system that simultaneously controls scale, corrosion, and microorganisms. The system reduces operating costs as it uses no chemicals and significantly reduces water usage and sewage disposal. Current VRTX customers are industrial users that process water through cooling towers and condensers. Additional information is available at www.vrtx-technologies.com.

Alfred A. Schroeder, Lancer's Chairman, commented: "Although the VRTX product is still fairly new in the market, it is experiencing good growth, including important repeat orders from customers with multiple locations. Our enthusiasm about the prospects for this product line caused us to create a single-minded organization that we hope will accelerate VRTX's growth."

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Lancer is a leading manufacturer and distributor of fountain soft drink and beer dispensing equipment and related parts and components, serving customers worldwide. The Company, headquartered in San Antonio, Texas, has manufacturing facilities in San Antonio, Texas; Adelaide, Australia; and Piedras Negras, Mexico. Lancer operates distribution centers in Chicago, Illinois; Sydney, Australia; Brussels, Belgium; Monterrey, Mexico; Auckland, New Zealand; and Moscow, Russia.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this document, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, uncertainties related to economic conditions, market demand for the Company's products, the availability of financing, and other uncertainties related to the completion of the proposed transaction and the viability of the new company.